Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

For Immediate Release:
March 21, 2011
Contact:
Michael J. Wayne Senior Vice President (607) 737-3762 mwayne@chemungcanal.com

New Director Appointed to Chemung Financial Board

Chemung Financial Corporation today announced that Bruce W. Boyea, of Binghamton, NY, has been appointed to the Board of Directors of Chemung Financial Corporation and Chemung Canal Trust Company.

Mr. Boyea is the Chairman of the Board, President and Chief Executive Officer of Security Mutual Life Insurance Company of New York, which is headquartered in downtown Binghamton.  Boyea joined Security Mutual in 1995 and in 1997 was named President & Chief Executive Officer.  In 1999 he was elected Chairman of the Board.

Boyea currently serves on the Boards of the Business Council of New York State and the New York State Business Development Council.  He serves on several committees for the Life Insurance Council of New York, Inc. and is a past chairman of that organization.  In 2000 he served as the Chairman of the Empire State Games.

Mr. Boyea, who is a native of Malone, NY and a graduate of Siena College, has received the prestigious Jefferson Award for community service, and is a recipient of the Boy Scouts of America Citizenship Award and the Israeli Bonds Achievement Award.

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This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality.  These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation’s actual operating results to differ materially.